Exhibit 2.6

NOTICE

AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 25, 2013

LITHIUM AMERICAS CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 25, 2013

The Annual Meeting (the “Meeting”) of the shareholders of Lithium Americas Corp. (the “Corporation”) will be held at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, Canada on Tuesday, June 25, 2013, at 2:00 p.m. (Toronto time) for the following purposes:

(a)         to receive the audited consolidated financial statements of the Corporation for the ten month period ended December 31, 2012, together with the auditors’ report thereon;

(b)         to elect the directors of the Corporation;

(c)          to appoint Deloitte LLP, Chartered Accountants, as auditors of the Corporation for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors; and

(d)         to transact such other business as may properly come before the Meeting or any adjournment thereof.

The accompanying management information circular dated May 24, 2013  provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

Registered shareholders who are unable to be present at the Meeting in person, may vote their common shares by proxy. Instructions on how to complete and return the proxy are provided with the form of proxy. To be valid, proxies must be deposited with Olympia Transfer Services Inc. at 120 Adelaide Street West, Toronto, Ontario M5H 1T1, no later than 5:00 p.m. (Toronto time) on the second business day preceding the date of the Meeting or any adjournment thereof.

Non-registered beneficial shareholders should follow the instructions of their intermediaries in order to vote their shares.

BY ORDER OF THE BOARD OF DIRECTORS

“W. Thomas Hodgson”

Dated at Toronto, as of the 24th day of May, 2013	Executive Chairman

MANAGEMENT INFORMATION CIRCULAR

Dated May 24, 2013

GENERAL PROXY INFORMATION

Solicitation of Proxies

This management information circular (this “Circular”) is furnished in connection with the solicitation by the management of Lithium Americas Corp. (the “Corporation”) of proxies to be used at the annual meeting (the “Meeting”) of shareholders of the Corporation to be held at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, Canada on Tuesday, June 25, 2013, at 2:00 p.m. (Toronto time), and at all adjournments thereof, for the purposes set forth in the notice of the Meeting that accompanies this Circular (the “Notice of Meeting”).  It is expected that the solicitation will be made primarily by mail but proxies may also be solicited personally by directors, officers or regular employees of the Corporation.  Such persons will not receive any extra compensation for such activities.  The Corporation may also retain, and pay a fee to, one or more proxy solicitation firms to solicit proxies from the shareholders of the Corporation in favour of the matters set forth in the Notice of Meeting.  The Corporation may pay brokers or other persons holding common shares of the Corporation in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and the Circular to beneficial owners of common shares and obtaining proxies therefor.  The total cost of the solicitation will be borne directly by the Corporation.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers and/or directors of the Corporation.  A shareholder has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons specified in such form of proxy to attend and act on behalf of such shareholder at the Meeting.  Such right may be exercised by striking out the names of the persons specified in the form of proxy, inserting the name of the person to be appointed in the blank space provided in the form of proxy, signing the form of proxy and returning it in the manner set forth in the form of proxy.

A shareholder who has given a proxy may revoke it:

(i)                                     by depositing an instrument in writing, including another completed form of proxy, executed by such shareholder or shareholder’s attorney authorized in writing either:

(A)                               at the registered office of the Corporation at any time up to and including the last business day preceding the date of the Meeting or any adjournment thereof; or

(B)                               with the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment thereof;

(ii)                                  or in any other manner permitted by law.

Exercise of Discretion

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions contained therein.  If the shareholder specifies a choice with respect to any matter to be acted upon, the common shares will be voted accordingly.  In the absence of such specifications, such common shares will be voted FOR each of the matters referred to herein.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, which may properly come before the Meeting.  At the date of the Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.  However, if any other matters that are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxy.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many holders of common shares, as a substantial number of shareholders do not hold common shares in their own name.  Shareholders who do not hold their common shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of common shares can be recognized and acted upon at the Meeting.  If common shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those common shares will not be registered in the shareholder’s name on the records of the Corporation.  Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  More particularly, a person is a Beneficial Shareholder in respect of common shares which are held on behalf of that person but which are registered either: (a) in the name of an intermediary that the Beneficial Shareholder deals with in respect of the common shares (intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)), of which the intermediary is a participant.  In Canada, the vast majority of such shares are registered under the name of CDS, which acts as nominee for many Canadian brokerage firms.  Common shares held by brokers or their nominees can only be voted upon the instructions of the Beneficial Shareholder.  Without specific voting instructions, brokers and their nominees are prohibited from voting common shares held for Beneficial Shareholders.  Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person or that the common shares are duly registered in their name.

Applicable Canadian securities regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.

In Canada, the majority of brokers now delegate responsibility for obtaining voting instructions from Beneficial Shareholders to Broadridge Investor Communication Solutions (“Broadridge”). Broadridge typically supplies a special sticker to be attached to the proxy forms and asks Beneficial Shareholders to return the completed proxy forms to Broadridge.  Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting. A Beneficial Shareholder receiving such a proxy from Broadridge cannot use that proxy to vote common shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to instruct Broadridge how to vote the common shares.

In addition, the Corporation has decided to take advantage of certain provisions of applicable securities regulatory requirements that permit it to deliver meeting materials directly to non-objecting beneficial owners. These materials are being sent to both registered and non-registered owners of common shares.  If you are a Beneficial Shareholder, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the common shares on your behalf.  By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.  As a result, you can expect to receive a scannable voting instruction form (“VIF”) from our transfer agent, Olympia Transfer Services Inc. (the “Transfer Agent”).  These VIFs are to be completed and returned to the Transfer Agent in the envelope provided.  In addition, the Transfer Agent provides both telephone voting and Internet voting as described on the VIF.  The Transfer Agent will tabulate the results of the VIFs received and will provide appropriate instructions at the Meeting with respect to the common shares represented by the VIFs they receive.

Record Date

The directors have fixed May 13, 2013 as the record date for the determination of shareholders entitled to receive notice of the Meeting.  Only shareholders of record on such record date are entitled to vote at the Meeting.

Voting Securities and Principal Holders Thereof

As of May 13, 2013 there were 77,308,481 common shares of the Corporation (the “Common Shares”) issued and outstanding.  Each Common Share has the right to one vote on each matter at the Meeting.

In addition, as of May 13, 2013 there was one Special Share (as defined herein) of the Corporation issued and outstanding.  See “Business of the Meeting — Election of Directors” for details regarding the Special Share.

To the knowledge of the directors and officers of the Corporation, the only persons or companies beneficially owning, or exercising control or direction over, directly or indirectly, 10% or more of the issued and outstanding Common Shares are as follows:

Name	Number of Common Shares Beneficially Owned or Controlled or Directed		Percentage of Outstanding Common Shares
Geologic Resource Partners LLC	13,138,100	(1)	17.0%
Symatec Inc. (2)	9,789,400		12.7%

Notes:

(1) Based on information publicly reported.

(2) A wholly-owned subsidiary of Magna International Inc.

Interests of Certain Persons or Companies in Matters to be Acted Upon

Except as otherwise disclosed below, management of the Corporation is not aware of a material interest, direct or indirect, by way of beneficial ownership of Common Shares or otherwise, of any director or officer of the Corporation at any time since the beginning of the Corporation’s last financial year, of any proposed nominee for election as a director of the Corporation, or of any associate or affiliate of any such person, in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors.

BUSINESS OF THE MEETING

Election of Directors

Reference is made to: (i) the amended and restated agreement (the “Symatec Agreement”) dated May 6, 2010 between the Corporation and Symatec Inc. (“Symatec”), a wholly-owned subsidiary of Magna International Inc. (“Magna”); and (ii) the terms of the special share of the Corporation (the “Special Share”) issued to Symatec on September 9, 2009 as set out in the articles of the Corporation, as amended (the “Articles”). The Symatec Agreement and the Articles are available under the Corporation’s profile on SEDAR at www.sedar.com.

In accordance with the terms of the Symatec Agreement, eight directors are required to be elected to the board of directors of the Corporation (the “Board”). The Corporation has provided notice of the Meeting to Symatec and Symatec has notified the Corporation of its decision not to exercise its rights attached to the Special Share to elect a director. As a result, Symatec will be exercising the voting rights attached to the Common Shares owned by Symatec in respect of the election of directors generally.

At the Meeting, it is proposed that eight directors, Messrs. D’Onofrio, Fornazzari, Hodgson, Kanellitsas, Karayannopoulos, Mignacco, Pirie and Reeson (“Management’s Nominees”), be elected to the Board.   Each of the foregoing persons is currently a director of the Corporation, except Mr. Fornazzari who is the Corporate Secretary of the Corporation. Each director’s term of office will expire at the next annual meeting of shareholders of the

Corporation or when his successor is duly elected or appointed, unless his office is vacated earlier in accordance with the articles or by-laws of the Corporation or he becomes disqualified to act as a director of the Corporation.

The TSX has adopted amendments to its Company Manual, which became effective December 31, 2012, requiring listed companies to disclose whether they have adopted a majority voting policy for the election of directors. Shareholders are entitled to vote ‘‘for’’ or ‘‘withhold’’ their vote in respect of the election of each director. A majority voting policy generally provides that a director who receives a majority of ‘‘withhold’’ votes but is elected as a matter of law, must tender his resignation for consideration by the board of directors. The board of directors is generally expected to accept the director’s resignation and make a public announcement of its decision.

The Corporation has not adopted a majority voting policy. The Board believes that additional consideration is required before determining whether to change the manner in which the Corporation’s directors are elected. The current practice of the Corporation is to consider individual directors elected in accordance with applicable corporate and securities laws.  In accordance with good corporate governance practice, the Corporation discloses the number and percentage of “withhold” votes in the election of directors in its Report of Voting Results publicly available and posted under the Corporation’s profile at www.sedar.com.

Unless the shareholder has specified in the enclosed form of proxy that the Common Shares represented by such proxy are to be withheld from voting in the election of directors, the persons named in the enclosed form of proxy intend to vote FOR the election of Management’s Nominees.

The following table sets forth the names, province/state and country of residence of Management’s Nominees; their principal occupations or employment; the year in which they became directors of the Corporation; their committee memberships; and the number of Common Shares beneficially owned or over which control or direction is exercised by them, each as at the date of this Circular.

For information regarding compensation, options, equity ownership, current directorships and attendance of each of the following persons, please see “Statement of Executive Compensation” and “Statement of Corporate Governance Practices”.

Name, Province or State and Country of Residence	Position(s) held with Corporation	Principal Occupation, Business or Employment	Year became a Director	Number of Voting Securities Beneficially Owned or Controlled or Directed(6)
David D’Onofrio(1) Ontario, Canada	Director	Chief Financial Officer of PowerOne Capital Markets Limited	2009	144,700
Paul Fornazzari Ontario Canada	Corporate Secretary	Partner of Gowling, Lafleur, Henderson LLP	N/A	1,064,300
W. Thomas Hodgson(2)(5) Ontario, Canada	Executive Chairman and Director	Officer of the Corporation	2010	10,000
John Kanellitsas(3)(4)(5) Idaho, U.S.A.	Interim Chief Executive Officer and Director	Officer of the Corporation and Chief Operating Officer and Chief Compliance Officer of Geologic Resource Partners LLC	2011	13,138,100	(7)
Constantine Karayannopoulos(3)(5) Ontario, Canada	Director	Interim Chief Executive Officer of Molycorp, Inc.	2010	10,811
Franco Mignacco(2)(4) Jujuy, Argentina	Vice-Chairman and Director	President of Grupo Minero Los Boros S.A. and Minera Exar S.A.	2009	4,564,081	(8)
George E. Pirie(1)(2)(3) Ontario, Canada	Director	Business Executive	2010	Nil

Name, Province or State and Country of Residence	Position(s) held with Corporation	Principal Occupation, Business or Employment	Year became a Director	Number of Voting Securities Beneficially Owned or Controlled or Directed(6)
Douglas Reeson(1) Ontario, Canada	Director	Business Executive CEO and President of Gossan Resources Limited	2010	60,000

Notes:

(1)    Denotes a member of the Audit Committee.

(2)    Denotes a member of the Compensation Committee.

(3)    Denotes a member of the Corporate Governance and Nominating Committee.

(4)    Denotes a member of the Health, Safety and Environmental Committee.

(5)    Denotes a member of the Executive Committee responsible for overseeing the process of soliciting financing proposals for the development of the Corporation’s Cauchari-Olaroz lithium project.

(6)    The information as to the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by the directors, including those which are not registered in their names and not being within the knowledge of the Corporation, has been furnished by such directors.

(7)    These Common Shares are owned by Geologic Resource Partners LLC, of which Mr. Kanellitsas is the Chief Operating Officer and Chief Compliance Officer.

(8)    Includes Common Shares held by Grupo Minero Los Boros S.A.

Securities laws require the Corporation to disclose whether a proposed director has: (i) been a director or an executive officer of a company that has been subject to a cease trade or other order or become bankrupt; (ii) been bankrupt; (iii) been subject to any penalties or sanctions relating to securities legislation or has entered into a settlement agreement with a securities regulatory authority; and (iv) been subject to any other penalties or sanctions that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director. To the Corporation’s knowledge (based on information furnished by the proposed directors), no disclosure is required in respect of the proposed directors, other than as follows:

W. Thomas Hodgson, a director of the Corporation, was a director of MI Developments Inc. and Magna Entertainment Corp. and was named in a lawsuit commenced in the U.S. Bankruptcy Court for the District of Delaware by the Official Committee of Unsecured Creditors of Magna Entertainment Corp. on August 20, 2009.  Such lawsuit was settled and all claims under the lawsuit were deemed discharged under the Joint Plan of Affiliated Debtors, the Official Committee of Unsecured Creditors, MI Developments Inc. and MI Developments US Financing Inc. pursuant to Chapter 11 of the United States Bankruptcy Code as confirmed by a court order dated April 29, 2010.

George Pirie was engaged by Northern Star Mining Corp. in early 2010 to act as director and Chief Executive Officer to lead the restructuring of the company’s finances and business plan.  Prior to Mr. Pirie’s resignation, the company decided, on the advice of counsel, not to seek a further extension of the insolvency proceeding and, as a result, the company and its subsidiary, Jake Resources Ltd., became bankrupt.

Appointment of Auditors

The auditors of the Corporation are Deloitte LLP, who were first appointed as auditors of the Corporation on September 24, 2009. Unless the shareholder has specified in the enclosed form of proxy that the Common Shares represented by such proxy are to be withheld from voting in the appointment of auditors, the persons named in the enclosed form of proxy intend to vote FOR the appointment of Deloitte LLP, as auditors of the Corporation to hold office until the next annual meeting of shareholders, and to authorize the directors to fix the remuneration of the auditors.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background — The Corporation is an exploration company focused on the exploration and evaluation of lithium, potassium and other mineral resources in Argentina. As of the date of this Circular, the Corporation has approximately 60 full-time employees engaged in a variety of mining exploration, project management and administrative roles.

On October 12, 2012, the Corporation changed its financial year-end date from February 28 to December 31.  This change was made to conform to a more standardized industry and calendar basis.  For further information on the details of this change, please refer to the Notice of Change in Year End report filed by the Corporation under its profile on SEDAR at www.sedar.com.

Objectives — The overall objectives of the Corporation’s compensation program include: (a) attracting and retaining talented executive officers who can assist with the Corporation’s exploration strategy; (b) aligning the interests of those executive officers with those of the Corporation; and (c) linking individual executive officer compensation to the performance of the Corporation. The Corporation’s compensation program is currently designed to compensate executive officers for performance of their duties and to reward them for performance of the Corporation.

Elements of Compensation — The elements of compensation available to the Named Executive Officers (as hereinafter defined) are: (a) base salary; (b) incentive compensation; (c) option-based awards; (d) perquisites and personal benefits; and (e) termination and change of control benefits.

Base salary is a fixed element of compensation payable to each Named Executive Officer for performing his position’s specific duties. The amount of base salary for a Named Executive Officer has been determined through negotiation of an employment agreement with each Named Executive Officer (see “Employment Agreements” below). While base salary is intended to fit into the Corporation’s overall compensation objectives by serving to attract and retain talented executive officers, the size of the Corporation and the nature and stage of its business also impact the level of base salary. To date, the level of base salary has not impacted the Corporation’s decisions about any other element of compensation.

The Named Executive Officers have an opportunity to earn incentive compensation payable as a cash bonus.   The determination of final bonus payouts is based on a subjective assessment and requires considerable discretion. No cash bonuses were awarded to Named Executive Officers for the ten month period ended December 31, 2012.

Option-based awards are a variable element of compensation that reward each Named Executive Officer for performance of the Corporation. Option-based awards are intended to fit into the Corporation’s overall compensation objectives by aligning the interests of the Named Executive Officers with those of the Corporation, and linking individual Named Executive Officer compensation to the performance of the Corporation. The Corporation’s compensation committee (the “Compensation Committee”) is responsible for setting and amending any equity incentive plan under which an option-based award is granted. The Corporation has in place a stock option plan (the “Plan”) for the benefit of eligible directors, officers, employees and consultants of the Corporation and its designated affiliates, including the Named Executive Officers (see “Option Based Awards” below). To date, the options granted under the Plan (the “Options”) have not impacted the Corporation’s decisions about any other element of compensation.

The Corporation also provides basic perquisites and personal benefits to certain of its Named Executive Officers. These perquisites and personal benefits were determined through negotiation of an employment agreement with each Named Executive Officer (see “Employment Agreements” below). While perquisites and personal benefits are intended to fit the Corporation’s overall compensation objectives by serving to attract and retain talented executive officers, the size of the Corporation and the nature and stage of its business also impact the level of perquisites and benefits. To date, the level of perquisites and benefits has not impacted the Corporation’s decisions about any other element of compensation.

The Corporation also provides termination and, in certain instances, change of control, benefits. See “Termination and Change of Control Benefits” below.

Option Based Awards

The Plan was adopted by the Board on August 4, 2009 and was amended on March 11, 2010 and January 13, 2011. Pursuant to the rules of the Toronto Stock Exchange, all unallocated common shares of the Corporation issuable pursuant to the Plan were approved on June 15, 2011.  The purpose of the Plan is to advance the interests of the Corporation and its shareholders by ensuring that the interests of selected directors, officers, employees and consultants are aligned with the success of the Corporation, encouraging stock ownership by such persons and providing compensation opportunities to attract, retain and motivate such persons.

Participants — Eligible employees, officers and directors of the Corporation and/or its designated affiliates and eligible consultants may be designated by the Board to participate in the Plan.

Plan Data — Under the terms of the Plan, the maximum number of Common Shares that may be issued at any time and from time to time under the Plan shall be equal to 10% of the Common Shares issued and outstanding from time to time or currently 7,730,848 Common Shares. As of May 13, 2013, 7,319,667 Common Shares are reserved for issuance pursuant to issued and outstanding options granted under the Plan (representing 9.5% of the number of Common Shares outstanding and 94.7% of the number of Common Shares reserved under the Plan) and 411,181 Common Shares remain available for issuance pursuant to future grants of options under the Plan (representing 0.5% of the number of Common Shares outstanding and 5.3% of the number of Common Shares reserved under the Plan).

Insider and Other Limits - Without disinterested shareholder approval: (i) the number of Common Shares issuable to insiders, at any time, under the Plan and any other security based compensation arrangement, cannot exceed 10% of issued and outstanding Common Shares at the time of granting of options; (ii) the number of Common Shares issued and issuable at any time to insiders within any one year period, under the Plan and any other security based compensation arrangement, cannot exceed 10% of issued and outstanding Common Shares; (iii) the number of Common Shares which may be issued to any one insider and such insider’s associates within a one-year period shall not exceed 5% of the outstanding Common Shares at the time of granting of options; and (iv) no reduction shall be made in the exercise price of the Options granted to any person who is an insider at the time of the proposed reduction.

Exercise Price — Under the terms of the Plan, the exercise price of an option is the “fair market value” of a Common Share on the date of grant of the option.  While listed on the TSX, the “fair market value” of a Common Share on the date of grant of the option is determined by reference to the last reported sale price at which Common Shares traded on the TSX on the day before the date of grant or, the last reported sale price which Common Shares traded on the TSX on the day of the date of grant at the close of trading, or if there is no reported sale price at which Common Shares traded on the TSX on the date of grant, the last reported sale price at which Common Shares traded on the TSX prior to the date of grant.

Vesting — The vesting schedule for any option outstanding under the Plan shall be determined by the Board and shall be stated in the option agreement to be entered into between each optionee and the Corporation.

Term — Unless otherwise determined by the Board, all options outstanding under the Plan shall expire on the 10th  anniversary of the date the options are granted.  To date, all options granted by the Board have a term of five years.

Termination — If an event of termination occurs in respect of a participant who is holding options, then, without further consideration or payment to the participant: (a) the participant shall cease to be eligible to receive further grants of options under the Plan; (b) all options that are unvested options held by the participant shall, unless otherwise determined by the Board in its sole discretion, automatically be cancelled and terminated; (c) subject to (d), all options that are vested options of the participant may be exercised by the participant (or in the case of death by the person or persons to whom the participant’s rights under the relevant option agreement pass by the participant’s will or the laws of descent and distribution) before the earlier of: (i) the expiry date of the option; and (ii) one year after the termination date; and any vested options that are not exercised or cancelled prior to the earlier of the above dates shall be cancelled on such earlier date; and (d) notwithstanding (c), on the occurrence of an event of termination  that is: (i) a termination of employment for cause; (ii) a termination of service for breach of fiduciary duty; or (iii) a termination of consulting relationship by virtue of a breach of the consulting agreement, all unvested options and all vested options held by such participant shall automatically be forfeited and cancelled, and no option held by such participant may be exercised following such termination.

Assignability - The options and all benefits and rights accruing to a participant in accordance with the terms and conditions of the Plan and any option agreement shall not be transferable and cannot be assigned, charged, pledged or hypothecated, or otherwise alienated, by the participant whether voluntarily, involuntarily, by operation of law or otherwise, except that upon a participant’s death, vested options, benefits  and rights may pass by the participant’s will or the laws of descent and distribution to the legal representative of the participant’s estate or any other person who acquires his or her vested options by bequest or inheritance.

Amendments Provisions — The Corporation may amend or modify the Plan or the terms of any option as the Board deems necessary or advisable provided that no such amendment shall adversely affect any accrued and vested rights of a participant or alter or impair any option previously granted to that participant, without the consent of the participant.  Any amendment to the Plan shall: (a) be subject to any regulatory approvals, where required, including the approval of the TSX, where required; (b) be subject to shareholder approval in accordance with the rules of the TSX in circumstances where the amendment, modification or change to the Plan or option would: (i) reduce the exercise price of an option (including any cancellation of an option for the purpose of reissuance of a new option at a lower exercise price to the same person); (ii) extend the term of an option beyond the original option period (except if such period is being extended by virtue of a blackout period extension); (iii) increase the fixed maximum percentage of issued and outstanding Common Shares which may be issued pursuant to the Plan; (iv) permit any options granted under the Plan to be transferable or assignable other than for normal estate planning or estate settlement purposes; (v) increase the length of the ten business day period referred to in the blackout period extension provisions of the Plan; (vi) increase the limits relating to the issuance of options to insiders; (vii) introduce a share appreciation right feature, payable in cash or Common Shares, without such feature providing for a full deduction of the number of underlying Common Shares from the Plan maximum, as applicable; (viii) provide for other types of compensation through equity issuances, such as deferred or share unit provisions, which result in participants and/or optionees receiving Common Shares while no cash consideration is received by the Corporation; (ix) amend the amendment provisions; or (x) be required to be approved by shareholders under applicable law (including, the rules and regulations of the TSX); provided, however, that shareholder approval shall not be required where the change to an option results from the application of the adjustment or change of control provisions of the Plan; (c) not be subject to shareholder approval in circumstances where the amendment, modification or change to the Plan or option would: (i) be of a “housekeeping nature”, including any amendment to the Plan or an option that is necessary to comply with applicable laws, tax or accounting provisions or the requirements of any regulatory authority or stock exchange and any amendment to the Plan or an option to correct or rectify any ambiguity, defective provision, error or omission therein, including any amendment to any definitions therein; (ii) be necessary for options to qualify for favourable treatment under applicable tax laws; (iii) alter, extend or accelerate any vesting terms or conditions in the Plan or any option; (iv) introduce, amend or modify any mechanics for exercising any option (including relating to a cashless exercise feature or an automatic exercise feature); (v) change the option period or change any  termination provision in the Plan or any option (for example, relating to termination of employment, resignation, retirement or death), provided that such change does not entail an extension beyond the original option period of such option (other than such period being extended by virtue of a blackout period extension); (vi) introduce a share appreciation right feature, payable in cash or Common Shares, provided that such feature provides for a full deduction of the number of underlying Common Shares from the Plan maximum, as applicable; (vii) change the application of section 14 of the Plan (Certain Adjustments) or section 18 of the Plan (Change of Control); (viii) add a form of financial assistance or amend a financial assistance provision which is adopted; (ix) change the participants under the Plan; or (x) suspend or terminate the Plan.

Withholding Taxes — Effective January 1, 2011, the Corporation became required to withhold taxes from the taxable benefit on the issuance of Common Shares on the exercise of options, even when there is no cash payment from which to deduct the taxes. The Corporation must remit the required withholding taxes with its other payroll deductions for the pay period in which the Common Shares are issued on the exercise of options. The withholding tax provisions in the Plan permit the Corporation to take such steps as it considers necessary or appropriate for the deduction and withholding of any taxes and other required source deductions which the Corporation is required by any law or regulation of any governmental authority whatsoever to remit in connection with the Plan, any options, the exercise or surrender by a participant of any option or any issuance of any Common Shares.  Without limiting the generality of the foregoing, the Corporation may, at its discretion: (i) deduct and withhold those amounts it is required to remit from any cash remuneration or other amount payable to the participant, whether or not related to the Plan, any options, the exercise or surrender by a participants of any options or the issuance of any Common Shares; (ii) allow the participant to make a cash payment to the Corporation equal to the amount required to be remitted, which amount shall be remitted by the Corporation to the appropriate governmental authority for the account of the participant; or (iii) sell, on behalf of the participant, that number of Common Shares to be issued upon the exercise of options such that the amount withheld by the Corporation from the proceeds of such sale will be sufficient to satisfy any taxes required to be remitted by the Corporation for the account of the participant. Where the Corporation considers that the steps undertaken in connection with the foregoing result in inadequate withholding or a late remittance of taxes, the delivery of any Common Shares to be issued to a participant on the exercise of any option may be made conditional upon the participant (or other person) reimbursing or compensating the Corporation or making arrangements satisfactory to the Corporation for the payment to it in a timely manner of all taxes required to be remitted for the account of the participant.

Cashless Exercise — On January 13, 2011, the Board added a cashless exercise feature to the Plan to facilitate the required tax and source deduction remittances. Under this feature, a participant may elect a cashless exercise in an exercise notice if the Common Shares issuable on the exercise are to be immediately sold.  In such case, the following procedure will be followed: (a) the participant will, directly or through an intermediary, instruct a broker selected by the participant to sell through the stock exchange or market on which the Common Shares are listed or quoted, the Common Shares issuable on the exercise of vested options, as soon as possible at the then applicable bid price of the Common Shares; (b) on the trade date, the participant will deliver the exercise notice including details of the trades to the Corporation electing the cashless exercise and the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Common Shares issued on the exercise of the vested options, against payment by the broker to the Corporation of (i) the exercise price for such Common Shares; and (ii) the tax remittance amount; and (c) the broker will deliver to the participant the remaining proceeds of sale, net of the brokerage commission.  This amendment to the Plan was approved by the TSX and did not require shareholder approval.

Compensation Governance

The Board has a Compensation Committee which is currently comprised of three directors, Messrs. Pirie (Chair), Hodgson and Mignacco. Mr. Pirie is considered “independent” for Compensation Committee purposes. Mr. Hodgson is not considered “independent” for Compensation Committee purposes due to his position as Executive Chairman of the Corporation.  Mr. Mignacco is not considered to be independent due to his position with Grupo Minero Los Boros S.A. and the Corporation’s contractual relationship with such entity.

The Compensation Committee reviews compensation paid to directors and officers of companies of similar industries, size and stage of development, and makes such other enquiries deemed necessary on a case-by-case basis, in order to determine appropriate compensation levels for the directors and officers of the Corporation.

Each member of the Compensation Committee has direct experience that is relevant to his or her responsibilities in executive compensation. Skills and experience that enable the Compensation Committee to make decisions on the suitability of the Corporation’s compensation policies and practices include:

Name	Skills and Experience
Mr. Pirie (Chair)

Mr. Pirie is a business executive with over 30 years experience in senior management roles within the mining industry. He has held the president and chief executive officer positions at Placer Dome Canada, San Gold

Name	Skills and Experience

Corporation, Breakwater Resources and Northern Star Mining, was the Executive Vice President of Placer Dome Inc. and has served on a number of boards including the Mining Association of Canada, Ontario Mining Association, the Ontario Mineral Industry Cluster Council and Mirarco.  Mr. Pirie has also served on the board of other Canadian public companies.

Mr. Hodgson

Mr. Hodgson holds an undergraduate degree in Economics and Law, and an MBA in Finance and Accounting.  He has served as Chief Operating Officer or Chief Executive Officer of a number of private and public companies in Canada and abroad, including Marathon Asset Management, GlobalnetFinancial.com and Magna Entertainment Corp.  He served as a director and on the compensation committee of Helix Biopharma Corp. for a number of years, and is currently a director and member of the compensation committee of Liberty Silver Corp.

Mr. Mignacco

Mr. Mignacco received his MBA from San Andres University, Buenos Aires and his honours in Mining at University Austral.  Mr. Mignacco is currently the President of Grupo Minero Los Boros S.A., a company that extracts boron from salt lakes in Argentina.  Mr. Mignacco is also the proxy (Argentinean legal representative) of Magna Construcciones, a construction company with experience in mining and processing plants.

The Compensation Committee has a written charter. The Compensation Committee’s primary function is to assist the Board in fulfilling its responsibilities relating to: (i) the recruitment, compensation and performance evaluation of the CEO and other executive officers of the Corporation; and (ii) the development of the Corporation’s compensation structure for the CEO, other executive officers of the Corporation and non-management directors.

The responsibilities of the Compensation Committee include the following:

•                      reviewing the Corporation’s overall compensation philosophy;

•                      reviewing and approving corporate goals and objectives relevant to CEO compensation (taking into account both short-term and long-term compensation goals), evaluating the CEO’s performance in light of stated corporate goals and objectives and recommending to the Board the CEO’s compensation level based on this evaluation;

•                      reviewing and making recommendations to the Board regarding the position description for the CEO;

•                      making recommendations for approval by the Board with respect to succession planning for the CEO (including, when necessary, the appointment of a new CEO or the dismissal of the existing CEO);

•                      in consultation with the CEO, overseeing the evaluation of the Corporation’s executive officers and determining the compensation of executive officers other than the CEO;

•                      reviewing the adequacy, amount and form of compensation paid to each director (and considering whether such compensation realistically reflects the time commitment, responsibilities and risks of directors) and making recommendations to the Board thereon;

•                      making recommendations to the Board with respect to the adoption or amendment of incentive compensation plans; and

•                      making recommendations to the Board with respect to the adoption or amendment of equity-based compensation plans, including the designation of those who may participate in such plans and the issuance of options in accordance with such plans.

The Compensation Committee has the authority to engage and determine the compensation of any outside adviser that it determines to be necessary or advisable to carry out its duties, however it did  not engaged any outside adviser during the ten month period ended December 31, 2012.

Other Compensation-Related Matters

Risk Management — The Board is responsible for identifying the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks.  The Board fulfils these responsibilities through the various committees including through the Compensation Committee in relation to compensation aspects. The Board is ultimately responsible for considering the implications of risks associated with the Corporation’s compensation policies and practices, if any. Through the Compensation Committee, the Board is involved in the design of compensation policies to meet the general compensation objectives discussed above and considers the risks relating to such policies, if any. The Compensation Committee is ultimately responsible for ensuring compliance of the compensation policies and practices of the Corporation. To date, the Board and Compensation Committee have not identified any risks arising from the Corporation’s compensation policies and practices that would be reasonably likely to have a material adverse effect on the Corporation.

Financial Instruments — The Corporation’s Share Trading Policy requires pre-approval for trades by insiders, including the entering into of any “equity monetization” transactions or purchases of financial instruments, including prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities.

Anticipated Changes to Compensation Policies and Practices — The Corporation does not intend to make any significant changes to its compensation policies and practices for the year ending December 31, 2013 other than as disclosed in this Circular.

Performance Graph

The common shares of the Corporation commenced trading on the Toronto Stock Exchange on May 13, 2010. The chart below compares the percentage change in the Corporation’s total shareholder return on a $100 investment in common shares to the total return of the S&P/TSX Composite Index and the S&P/TSXV Composite Index for the period commencing May 13, 2010 and ending December 31, 2012.

Comparison of Cumulative Total Shareholder Return on a $100 Investment in Common Shares of the

Corporation and the S&P/TSX Composite Index and the S&P/TSXV Composite Index

The Corporation’s common shares are listed for trading on the Toronto Stock Exchange, however, the S&P/TSXV Composite Index may be a more appropriate comparison for the Corporation given that it is a mineral exploration company.

The Corporation’s common share price followed the general downward then upward market trend during the period from incorporation to February 2011, followed general downward market trend with a slight recovery towards the second half of the year ended February 2012, and followed the general downward trend until May 2012, upward trend until September 2012 and downward trend to the end of 2012.  The Summary Compensation Table below shows that the Corporation’s executive compensation for its longest serving member of management, the Corporation’s President and CEO, has trended downwards since incorporation.

The Compensation Committee and the Board do not emphasize share price in the short term when making compensation determinations.  As an exploration and development company, the Corporation is instead focused on building long term value for shareholders by advancing it’s Cauchari-Olaroz project toward production.  Compensation is paid to its executive officers based on achievement of corporate milestones in furtherance of this objective.

Summary Compensation Table

The following table (presented in accordance with Form 51-102F6 — Statement of Executive Compensation (“Form 51-102F6”) under National Instrument 51-102 — Continuous Disclosure Obligations) sets forth all direct and indirect compensation for, or in connection with, services provided to the Corporation and its subsidiaries for the financial years ended December 31, 2012, February 29, 2012, and February 28, 2011 in respect of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the Executive Chairman of the Corporation (collectively, the “Named Executive Officers”). No executive officer of the Corporation, other than the CEO, CFO and Executive

Chairman, received total compensation in excess of $150,000 in respect of the ten month period ended December 31, 2012. (1)

						Non-equity incentive plan compensation ($)
Name and principal position	Year ended(1)	Salary ($)		Share- based awards ($)	Option- based awards ($)(2)	Annual incentive plans		Long- term incentive plans	All other compensation ($)		Total compensation ($)

Waldo Perez,	Dec. 31, 2012	205,489		Nil	46,340	Nil		Nil	Nil		251,829
President and	Feb. 29, 2012	257,249	(3)	Nil	245,640	125,000	(8)	Nil	Nil		627,889
CEO,Director(4)	Feb. 28, 2011	227,471	(3)	Nil	361,480	117,278	(5)	Nil	Nil		706,229

Michael Cosic,	Dec. 31, 2012	136,513		Nil	69,510	Nil		Nil	Nil		206,023
CFO(6)	Feb. 29, 2012	163,834		Nil	122,820	56,000	(8)	Nil	Nil		342,654
	Feb. 28, 2011	126,667		Nil	112,963	60,000		Nil	Nil		299,630

Omar Salas,	Dec. 31, 2012	124,385		Nil	Nil	Nil		Nil	98,135	(6)	222,520
Former CFO(6)	Feb. 29, 2012	107,198		Nil	204,700	36,750	(8)	Nil	Nil		348,458

W. Thomas	Dec. 31, 2012	135,330		Nil	46,340	Nil		Nil	4,412	(9)	186,082
Hodgson,	Feb. 29, 2012	58,582		Nil	427,745	Nil		Nil	Nil		486,327
Executive	Feb. 28, 2011	17,667		Nil	Nil	Nil		Nil	Nil		17,667
Chairman(7)

Notes

(1)              In October 2012 the Corporation changed its financial year-end date from February 28 to December 31.  As a result, the year ended December 31, 2012 reflects a ten month period.

(2)              The option-based awards were calculated using the Black Scholes option model and have been calculated in accordance with the requirements under IFRS2 Share-based payments. This method was chosen because it is a common method used to value option-based awards among Canadian publicly listed companies.

(3)              A portion of the salary awarded to, earned by, paid to, or payable to Waldo Perez was payable in US dollars. The rates used for currency translation into Canadian dollars (the Corporation’s reporting currency) were $1.0303,  which was the average rate used for currency translation for the Corporation’s expenses for the year ended February 28, 2011 and  $0.9914, which was the average rate used for currency translation for the Corporation’s expenses for the year ended February 29, 2012.

(4)              Mr. Perez will cease to be a director and officer of the Corporation effective the date of the Meeting.  As of the date of the Meeting the Corporation’s President and CEO will be John Kanellitsas.

(5)              The bonus awarded to Waldo Perez for the year ended February 28, 2011was payable in US dollars. The rate used for currency translation into Canadian dollars was $1.043 (US$112,500), which was the rate used for currency translation for the Corporation’s expenses at the time the bonus became payable.

(6)              Mr. Salas resigned as CFO effective November 4, 2012 and Mr. Cosic was appointed CFO effective November 5, 2012. Mr. Salas received a $98,135 severance package.  Prior to November 5, 2012, Mr. Cosic was the Vice President — Corporate Development of the Corporation.

(7)              Mr. Hodgson was appointed Executive Chairman effective November 15, 2011.  Mr. Hodgson’s services are provided through Greenbrook Capital Partners Inc.

(8)              Payment of the bonuses are subject to certain preconditions including future financings.

(9)              Retainer for serving on the Executive Committee.

Employment Agreements

The Corporation has entered into an employment or service agreement with each of Waldo Perez, Mike Cosic, Omar Salas, and W. Thomas Hodgson. The agreements are governed by and interpreted in accordance with the laws of the Province of Ontario.  As of the date of this Circular, the Corporation has not entered into an employment or service agreement with John Kanellitsas who has become the Interim President and CEO of the Corporation.

Waldo Perez

On July 1, 2009, the Corporation entered into an employment agreement with Waldo Perez. This employment agreement was amended on  January 25, 2010 and September 15, 2011. Pursuant to the terms of the employment

agreement, Mr. Perez serves as President and CEO of the Corporation and provides services to its subsidiaries.   Mr. Perez will cease to be a director and officer of the Corporation effective the date of the Meeting.

Under the employment agreement, Mr. Perez was initially entitled to receive a salary of US$88,000 per year, with such salary to be reviewed annually and which may be increased at the sole discretion of the Board. Pursuant to the 2010 amended and restated agreement, that salary was increased to US$138,000, retroactive to November 1, 2009. Pursuant to the 2011 amended and restated agreement, that salary was reduced to $125,000, retroactive to March 1, 2011.  Under the terms of the employment agreement, as amended, Mr. Perez was appointed to the board of directors of Minera Exar S.A. (“Lithium Argentina”), a subsidiary of the Corporation incorporated under the laws of Argentina, effective July 1, 2009 and is paid a director’s fee of $125,000 per year for such services, effective March 1, 2011 (US$87,000 November 2009 to February 2011 and US$42,000 from July — September 2009), with such fee to be reviewed annually and which may be increased at the sole discretion of the Board. Under the employment agreement, Mr. Perez is also eligible, at the Board’s sole discretion, for performance bonuses up to 50% of Mr. Perez’s annual salary and director’s fee, and for option grants governed by the Plan. Bonuses of $125,000 and US$112,500 were awarded to Mr. Perez by the Board in connection with his performance for the periods ended February 29, 2012, and February 28, 2011, respectively.  Grants of 100,000, 300,000, and 400,000 options to Mr. Perez were approved by the Board during the periods ended December 31, 2012, February 29, 2012, and February 28, 2011, respectively.  Mr. Perez is entitled to participate in the employee benefit programs made generally available to employees of the Corporation from time to time. In connection with his services to Lithium Argentina, this includes an Argentinean medical plan, life/accident insurance (including a life insurance policy with premiums not to exceed US$400 per month), director’ retirement contribution and Argentinean social security plan. Mr. Perez is entitled to be reimbursed for all reasonable expenses incurred in connection with the conduct of the business of the Corporation.

Except for equity investments of less than 5% of any class of the outstanding securities of a corporation listed on a securities exchange or traded in the over-the-counter market, during Mr. Perez’s employment with the Corporation, and for a period of six months from the last payment of compensation by the Corporation to Mr. Perez, Mr. Perez shall not engage in or participate in any business located within a two mile radius of each of the operations or properties of the Corporation, and its subsidiaries, affiliates and joint ventures that compete directly or indirectly, with the businesses of such entities.

Michael Cosic

On November 2, 2012, the Corporation entered into an employment agreement with Michael Cosic. Pursuant to the terms of the employment agreement, Mr. Cosic serves as Chief Financial Officer of the Corporation and provides services to its subsidiaries, affiliates and joint ventures. The employment agreement continues on an indefinite basis.

Under the employment agreement, Mr. Cosic is entitled to receive a salary of $180,000 per year, with such salary to be reviewed annually and which may be increased at the sole discretion of the Board. Under the employment agreement, Mr. Cosic is also eligible, at the Board’s sole discretion, for performance bonuses up to 35% of Mr. Cosic’s annual salary, and for option grants governed by the Plan.  Bonuses of $56,000 and $60,000 were awarded to Mr. Cosic by the Board in connection with his performance for the periods ended February 29, 2012, and February 28, 2011, respectively. Grants of 150,000, 150,000, and 125,000 options to Mr. Cosic were approved by the Board during the periods ended December 31, 2012, February 29, 2012, and February 28, 2011. Mr. Cosic is entitled to be reimbursed for all reasonable expenses incurred in connection with the conduct of the business of the Corporation.

Except for equity investments of less than 5% of any class of the outstanding securities of a corporation listed on a securities exchange or traded in the over-the-counter market, during Mr. Cosic’s employment with the Corporation, and for a period of six months from the last payment of compensation by the Corporation to Mr. Cosic, Mr. Cosic shall not engage in or participate in any business located within a two mile radius of each of the operations or properties of the Corporation, and its subsidiaries, affiliates and joint ventures that compete directly or indirectly, with the businesses of such entities.

This employment agreement also includes termination and change of control benefits (see “Termination and Change of Control Benefits” below).

Omar Salas

The Corporation entered into an employment agreement with Omar Salas, effective August 8, 2011. Pursuant to the terms of the employment agreement, Mr. Salas served as CFO of the Corporation and provided services to its subsidiaries, affiliates and joint ventures until November 4, 2012.

Under the employment agreement, Mr. Salas was entitled to receive a salary of $180,000 per year, with such salary to be reviewed annually and which can be increased at the sole discretion of the Board. Mr. Salas was also eligible, at the Board’s sole discretion, for performance bonuses up to 35% of Mr. Salas’ annual salary, and for option grants governed by the Plan. A bonus of $36,750 was awarded to Mr. Salas by the Board in connection with his performance for the year ended February 29, 2012. A grant of 250,000 options to Mr. Salas was approved by the Board during the year ended February 29, 2012. When Mr. Salas ceased to be an officer of the Corporation on November 4, 2012, pursuant to the terms of the Corporation’s stock option plan, all unvested options (83,333) held by Mr. Salas were automatically cancelled and all vested options (166,667) remain exercisable until November 4, 2013.  Mr. Salas was entitled to be reimbursed for all reasonable expenses incurred in connection with the conduct of the business of the Corporation (including annual professional dues).

Except for equity investments of less than 5% of any class of the outstanding securities of a corporation listed on a securities exchange or traded in the over-the-counter market, during Mr. Salas’s employment with the Corporation, and for a period of six months from the last payment of compensation by the Corporation to Mr. Salas, Mr. Salas is prohibited from engaging in or participating in any business located within a two mile radius of each of the operations or properties of the Corporation, and its subsidiaries, affiliates and joint ventures that compete directly or indirectly, with the businesses of such entities.

This employment agreement also included termination and change of control benefits (see “Termination and Change of Control Benefits” below).

W. Thomas Hodgson

On January 17, 2012, the Corporation entered into a services agreement with Greenbrook Capital Partners Inc. (“Greenbrook”). Pursuant to the terms of the services agreement, Mr. Hodgson serves as Executive Chairman of the Corporation. The original term of the services agreement was from November 15, 2011 to December 31, 2012, subsequently extended to a month-to-month basis.  The agreement can be terminated for convenience by either Greenbrook or the Corporation upon 30 days prior written notice to the other party.

Under the services agreement, Greenbrook is entitled to receive fees of $13,333 per month. Mr. Hodgson, as a director of the Corporation, is eligible for option grants governed by the Plan. Grants of 250,000, 100,000 and 150,000 options to Mr. Hodgson were approved by the Board during the year ended February 29, 2012. During the ten month period ended December 31, 2012, Mr. Hodgson was granted 100,000 options. Greenbrook is entitled to be reimbursed for all reasonable expenses incurred in connection with performing the services under the agreement.

Except for equity investments of less than 5% of any class of the outstanding securities of a corporation listed on a securities exchange or traded in the over-the-counter market, during the term of the services agreement, and for a period of six months from the termination of the services agreement, Greenbrook and Mr. Hodgson shall not engage in or participate in any business located within a two mile radius of each of the operations or properties of the Corporation, and its subsidiaries, affiliates and joint ventures that compete directly or indirectly, with the businesses of such entities.

This services agreement also includes termination and change of control benefits (see “Termination and Change of Control Benefits” below).

Incentive Plan Awards

Outstanding Option-Based Awards and Share-Based Awards

The following table (presented in accordance with Form 51-102F6) sets forth for each Named Executive Officer all awards outstanding at December 31, 2012.

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised Options (#)		Option exercise price ($)	Option expiration date	Value of unexercised in-the-money Options ($)(3)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
Waldo Perez,	300,000	(1)	0.50	August 4, 2014	114,000	N/A	N/A
President and	300,000	(2)	1.50	January 25, 2015	Nil
CEO, Director	400,000	(2)	1.73	Sept. 23, 2015	Nil
	300,000	(2)	1.43	August 24, 2016	Nil
	100,000	(2)	0.91	December 7,2017	Nil

Michael Cosic,	225,000	(1)	1.50	December 1, 2014	Nil	N/A	N/A
CFO	25,000	(2)	1.50	January 25, 2015	Nil
	125,000	(2)	1.73	Sept. 23, 2015	Nil
	150,000	(2)	1.43	August 24, 2016	Nil
	150,000	(2)	0.91	December 7, 2017	Nil

Omar Salas,	166,667	(4)	1.43	Nov. 4, 2013(4)	Nil	N/A	N/A
former CFO(4)

W. Thomas	250,000	(2)	1.63	June 15, 2016	Nil	N/A	N/A
Hodgson, Executive	100,000	(2)	1.43	August 24, 2016	Nil
Chairman	150,000	(2)	1.31	January 18, 2017	Nil
	100,000	(2)	0.91	December 7, 2017	Nil

Notes

(1)              Vested on the date of grant.

(2)              Vest one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

(3)              As of December 31, 2012, when the closing price for the Common Shares on the TSX was $0.88.

(4)              Mr. Salas ceased to be an officer of the Corporation on November 4, 2012.  Pursuant to the terms of the Corporation’s stock option plan all unvested options held by Mr. Salas on November 4, 2012 were automatically cancelled and all vested options remain exercisable until November 4, 2013.

Incentive Plan Awards — Value Vested During The Period

The following table (presented in accordance with Form 51-102F6) sets forth details of the value vested during the ten month period ended December 31, 2012 for each incentive plan award.

Name	Option-based awards - Value vested during the year ($)		Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Waldo Perez, President and CEO, Director	Nil	(1)	N/A	Nil
Michael Cosic, CFO	Nil	(1)	N/A	Nil
Omar Salas, former CFO	Nil	(2)	N/A	Nil
W. Thomas Hodgson, Executive Chairman	Nil	(3)	N/A	Nil

Notes

(1)              The value vested during the year of option-based awards was calculated using the closing price of the common shares on the TSX on August 24, 2012 , September 23, 2012 and December 7, 2012 , which was $1.12, $1.06 and $0.91 and less than or equal to the exercise price of the options.

(2)              The value vested during the year of these option-based awards was calculated using the closing price of the common shares on the TSX on August 24, 2012, which was $1.12 and less than or equal to the exercise price of the options.

(3)              The value vested during the year of these option-based awards was calculated using the closing price of the common shares on the TSX on June 15, 2012, August 24, 2012 and December 7, 2012 , which was $0.90, $1.12, and $0.91 and less than or equal to the exercise price of the options.

Pension Plan Benefits

The Corporation does not provide a defined benefit plan or a defined contribution plan for any of its executive officers, nor does it have a deferred compensation plan for any of its executive officers.

Termination and Change of Control Benefits

Waldo Perez

The Corporation is entitled to terminate its employment agreement with Waldo Perez without cause by providing 24 months written notice. In addition, Mr. Perez would be entitled to receive a payment equal to two times the average of the total annual bonus, if any,  paid (or if not yet paid, due and owing) in respect of the three most recently completed fiscal years and all rights and benefits under the Corporation’s employee benefit plans and programs (unless prohibited by the terms of such plans) for a period of 24 months from the date of termination.  Mr. Perez will cease to be President, CEO and director of the Corporation effective the date of the Meeting and is to receive a severance package in accordance with his executive contract.

Michael Cosic

The Corporation may terminate its employment agreement with Michael Cosic without cause by providing 12 months written notice, by continuing monthly “compensation in lieu” payments for a period of 12 months from the date of termination, or by a lump sum severance payment equal to 12 months “compensation in lieu”.  Mr. Cosic will be entitled to receive all rights and benefits under the Corporation’s employee benefit plans and programs (unless prohibited by the terms of such plans) for a period of 12 months from the date of termination.

If Mr. Cosic’s employment is terminated within six months following a change of control, Mr. Cosic shall be entitled to receive a lump sum severance payment equal to 18 months “compensation in lieu” or up to two months written notice with a lump sum severance payment equal to the balance of 18 months “compensation in lieu” and any unvested options held by Mr. Cosic immediately before the termination date vest and become exercisable on the termination date (nil value based on their exercise prices being greater than the December 31, 2012 closing price of $0.88).

For purposes of Mr. Cosic’s employment agreement, the term “change of control” means the occurrence of (a) the acquisition of shares of the Corporation and/or securities (“Convertible Securities”) convertible into, exchangeable for or representing the right to acquire shares of the Corporation as a result of which a person, group of persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Securities Act (Ontario) with any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Acquirors”), beneficially own, directly or indirectly, shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of the Convertible Securities beneficially owned, directly or indirectly, by the Acquirors, the Acquirors would beneficially own, directly or indirectly, shares that would entitle the holders thereof to cast more than fifty (50%) percent of the votes attaching to all shares in the capital of the Corporation that may be cast to elect directors of the Corporation; or (b) the election at any meeting of shareholders of the Corporation of a majority of directors to the Board who are not recommended by management.

Under Mr. Cosic’s employment agreement, “compensation in lieu” means base monthly salary plus 1/12th of his average annual bonus over the previous three years.  See “Employment Agreements” above.

For illustrative purposes, if the CFO had been terminated without cause or in connection with a change of control on December 31, 2012, the following amounts would have been payable:

Name	Termination without cause — salary	Termination without cause — bonus		Change of control - salary	Change of control - bonus
Michael Cosic, CFO	$180,000	$38,667	(1)	$270,000	$58,000	(1)

Notes:

(1)              For purposes of this table, Mr. Cosic’s average bonus was $38,667.

Omar Salas

The Corporation was entitled to terminate its employment agreement with Omar Salas without cause by providing the greater of (a) minimum notice (or pay in lieu thereof) and minimum severance under applicable employment standards legislation, or (b) six months notice (or payment of base salary in lieu thereof and a bonus component equal to 25% of the maximum amount for which he would have been eligible).  Mr. Salas resigned as CFO of the Corporation effective November 4, 2012 and received a $98,135 severance package.

W. Thomas Hodgson

If there is a change of control of the Corporation or the Corporation terminates the services agreement for convenience, any options of the 150,000 options granted to Mr. Hodgson by the Corporation on January 18, 2012 which remain unvested immediately before the change or control or termination date vest and become exercisable on the change of control or termination date (nil value based on their exercise price being greater than the December 31, 2012 closing price of $0.88). See “Employment Agreements” above.

Director Compensation

Director Compensation Table

The following table (presented in accordance with Form 51-102F6) sets forth all amounts of compensation earned  by the non-executive directors for the Corporation’s most recently completed ten month period ended December 31, 2012.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards(1) ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
David D’Onofrio	30,000	Nil	27,804	Nil	Nil	57,804
John Kanellitsas	45,902	Nil	92,680	Nil	Nil	138,582
Constantine Karayannopoulos	27,245	Nil	92,680	Nil	Nil	119,925
Franco Mignacco	25,000	Nil	27,804	Nil	Nil	52,804
George E. Pirie	23,500	Nil	27,804	Nil	Nil	51,304
Douglas Reeson	26,833	Nil	27,804	Nil	Nil	54,637

Notes

(1)              The option-based awards were calculated using the Black Scholes option model and have been calculated in accordance with the requirements under IFRS2 Share-based payments. This method was chosen because it is a common method used to value option-based awards among Canadian publicly listed companies.

With the exception of Waldo Perez and W. Thomas Hodgson, each director was paid an annual retainer of $20,000 for serving as a Board member. Each director, with the exception of Messrs. Perez and Hodgson, was also compensated $1,000 for each Board meeting he attended above a total of six meetings per year. The Chair of the Corporation’s executive committee was paid a retainer of $45,000 and each other member of the executive committee was paid a retainer of $15,000. The Chair of the Corporation’s audit committee was paid an annual retainer of $10,000 and each other member of the audit committee was paid an annual retainer of $5,000.  Each Chair of the Corporation’s other committees was paid an annual retainer of $5,000 and each member of the other committees was paid an annual retainer of $2,000. The Corporation has also granted options to its non-executive directors as set out below.  Messrs. Perez and Hodgson did not receive any compensation in their capacity as directors, other than Mr. Hodgson who is compensated as a member of the executive committee.

Incentive Plan Awards for Directors

Outstanding Option-Based Awards and Share-Based Awards

The following table (presented in accordance with Form 51-102F6) sets forth for each non-executive director all awards outstanding at December 31, 2012.

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised Options (#)		Option exercise price ($)	Option expiration date	Value of unexercised in-the- money Options(3) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
David D’Onofrio	150,000	(1)	0.50	August 4, 2014	57,000	N/A	N/A
	200,000	(2)	1.85	May 13, 2015	Nil
	50,000	(2)	1.73	Sept. 23, 2015	Nil
	85,000	(2)	1.43	August 24, 2016	Nil
	60,000	(2)	0.91	Dec. 7, 2017	Nil
John Kanellitsas	200,000	(2)	1.63	June 15, 2016	Nil	N/A	N/A
	85,000	(2)	1.43	August 24, 2016	Nil
	200,000	(2)	0.91	Dec. 7, 2017	Nil
Constantine	200,000	(2)	1.85	June 21, 2015	Nil	N/A	N/A
Karayannopoulos	50,000	(2)	1.73	Sept. 23, 2015	Nil
	85,000	(2)	1.43	August 24, 2016	Nil
	200,000	(2)	0.91	Dec. 7, 2017	Nil
Franco Mignacco	150,000	(1)	0.50	August 4, 2014	57,000	N/A	N/A
	200,000	(2)	1.85	May 13, 2015	Nil
	50,000	(2)	1.73	Sept. 23, 2015	Nil
	85,000	(2)	1.43	August 24, 2016	Nil
	60,000	(2)	0.91	Dec. 7, 2017	Nil
George Pirie	200,000	(2)	1.85	July 12, 2015	Nil	N/A	N/A
	50,000	(2)	1.73	Sept. 23, 2015	Nil
	85,000	(2)	1.43	August 24, 2016	Nil
	60,000	(2)	0.91	Dec. 7, 2017	Nil
Douglas Reeson	200,000	(2)	1.85	May 13, 2015	Nil	N/A	N/A
	50,000	(2)	1.73	Sept. 23, 2015	Nil
	85,000	(2)	1.43	August 24, 2016	Nil
	60,000	(2)	0.91	Dec. 7, 2017	Nil

Notes

(1)         These options vested on the date of grant.

(2)         Vest one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

(3)         As of December 31, 2012, when the closing price for the Common Shares on the TSX was $0.88.

Incentive Plan Awards — Value Vested During The Year

The following table (presented in accordance with Form 51-102F6) sets forth details of the value vested by each non-executive director during the ten month period ended December 31, 2012 for each incentive plan award.

Name	Option-based awards- Value vested during the period ($)		Share-based awards - Value vested during the period ($)	Non-equity incentive plan compensation - Value earned during the period ($)
David D’Onofrio	Nil	(1)	N/A	N/A
John Kanellitsas	Nil	(2)	N/A	N/A
Constantine Karayannopoulos	Nil	(3)	N/A	N/A
Franco Mignacco	Nil	(1)	N/A	N/A
George Pirie	Nil	(4)	N/A	N/A
Douglas Reeson	Nil	(1)	N/A	N/A

Notes

(1)         The value vested during the year of option-based awards was calculated using the closing price of the common shares on the TSX on May 11, 2012, August 24, 2012, September 23, 2012  and December 7, 2012, which was $1.01, $1.12, $1.06 and $0.91 and less than or equal to the exercise price of the options.

(2)         The value vested during the year of option-based awards was calculated using the closing price of the common shares on the TSX on June 15, 2012, August 24, 2012, and December 7, 2012, which was $0.90, $1.12, and $0.91 and less than or equal to the exercise price of the options.

(3)         The value vested during the year of option-based awards was calculated using the closing price of the common shares on the TSX on June 21, 2012, August 24, 2012, September 23, 2012  and December 7, 2012, which was $0.96, $1.12, $1.06 and $0.91 and less than or equal to the exercise price of the options.

(4)         The value vested during the year of option-based awards was calculated using the closing price of the common shares on the TSX on July 12, 2012, August 24, 2012, September 23, 2012  and December 7, 2012, which was $0.91, $1.12, $1.06 and $0.91 and less than or equal to the exercise price of the options.

OTHER INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth all compensation plans under which equity securities of the Corporation are authorized for issuance as of December 31, 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders — Stock Option Plan	7,343,833	$1.31	385,265
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	7,343,833	$1.31	385,265

Indebtedness of Directors and Executive Officers

No current or former director, executive officer or employee of the Corporation or its subsidiary or associate of such an individual is as of the date of this Circular, or at any time during the most recently completed financial year was, indebted to the Corporation or indebted to another entity with such indebtedness being the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or its subsidiary.

Interests of Informed Persons in Material Transactions

Other than as disclosed below, no director, executive officer, a person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of any class or series of the Corporation’s issued and outstanding voting securities or any associate or affiliates of any of the foregoing persons or companies, have any material interest, direct or indirect, in any transaction of the Corporation since March 1, 2012 to the date hereof that has materially affected or is reasonably expected to materially affect the Corporation.

Arrangement with Magna Construcciones

The Corporation employed a construction company, Magna Construcciones, related to a director of the Corporation, Franco Mignacco.  During the 10 month period ended December 31, 2012 this company was contracted to provide services to the Corporation for $12,000, of which $2,000 was recorded as an amount due to related parties in the Corporation’s financial statements to date.  These transactions were in the normal course of business and were measured at the exchange amount established and agreed to by the related parties.

Stand-by Line of Credit with Shareholders

In January 2012, the Corporation secured a $10 million stand-by credit facility (the “Credit Facility”) from a syndicate of shareholders comprised of Geologic Resource Partners LLC, Pinetree Capital Ltd, and PowerOne Capital Markets Limited.  This Credit Facility is a Canadian denominated credit facility and is secured by a general security agreement which provides a first charge over all of the assets of the Corporation.  The Corporation had the ability to draw down amounts in increments of $2 million, with repayment of any draw downs to be made by January 6, 2015.  Interest accrues at 9.00% per annum, calculated daily and payable semi-annually.  On August 3, 2012, the Corporation’s Credit Facility was amended.  The significant amendments to the agreement included a reduction of the minimum draw down increments of $2 million to $1 million, and PowerOne Capital Markets Limited’s assignment of half of their interest in the Credit Facility to 2215211 Ontario Inc. (another shareholder of the Corporation).  All other terms of the agreement remained substantially the same under the terms of the amended facility.  As of the date hereof, the Corporation has drawn down $6 million under the Credit Facility.

In consideration for the lenders’ commitment under the Credit Facility, the Corporation issued the lenders, in aggregate, 2 million common share purchase warrants of the Corporation.  Each warrant is exercisable into one common share of the Corporation until January 6, 2015 at a price of $1.68.  The Corporation’s stock price at the date of the grant was $1.32.

Directors’ and Officers’ Liability Insurance

The Corporation maintains directors’ and officers’ liability insurance for the officers and directors of the Corporation which provides coverage in the amount of $15,000,000 in each policy year.  There is a $25,000 deductible amount on the policy and the total annual premium for the policy is $30,348.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

Composition of the Board

The Board is currently comprised of eight directors. The Board has considered the independence of each of its directors under National Instrument 52-110 — Audit Committee (“NI 52-110”) and has concluded that, as of December 31, 2012,  62.5% of the directors were independent for Board purposes and therefore a majority of directors were independent for Board purposes. To be considered independent for Board purposes, among other things, the Board must conclude that a director does not have either a direct or indirect material relationship with the Corporation which, in the view of the Board, could be reasonably expected to interfere with the exercise of the director’s independent judgement.

The Board has determined that, as of December 31, 2012, the following five directors are independent for Board purposes: Messrs. D’Onofrio, Kanellitsas, Karayannopoulos, Pirie and Reeson. The Board has determined that the following three directors are not independent: Messrs. Hodgson, Mignacco and Perez. Mr. Perez is not considered to be independent due to his position as President and Chief Executive Officer of the Corporation. Mr. Hodgson is not considered to be independent due to his position as Executive Chairman of the Corporation.  Mr. Mignacco is not considered to be independent due to his position with Grupo Minero Los Boros S.A. and the Corporation’s contractual relationship with such entity.

Subsequent to December 31, 2012, Mr. Kanellitsas was appointed Interim President and Chief Executive Officer of the Corporation, and therefore is no longer independent for Board purposes.  In order to facilitate the Board’s exercise of independent judgement, the independent directors typically meet separately, with or without some members of management present, as they see fit.

Other Directorships

Certain directors of the Corporation are also presently directors of other issuers that are reporting issuers (or the equivalent) in Canada or elsewhere.  Information as to such other directorships is set out below.

Name of Director	Public Company Directorships
Waldo Perez	Latin American Minerals Inc.
David D’Onofrio	POCML 2 Inc.
W. Thomas Hodgson	Liberty Silver Corp.
John Kanellitsas	Kiska Metals Corporation
Constantine Karayannopoulos	Molycorp, Inc.
George E. Pirie	Canadian Arrow Mines Limited
Douglas Reeson	Colossus Minerals Inc. Gossan Resources Limited Mega Uranium Ltd. Soltoro Ltd.

Independent Director Meetings

It is contemplated that the independent directors will hold, as required, meetings at which non-independent directors and members of management will not be in attendance.  It is common practice to hold part of the board meetings without management present.

Chair of the Board

The Executive Chairman of the Board is currently Mr. Hodgson, who is not an “independent” director as he is also an officer the Corporation. The Corporation does not have a lead director.

The Board considered whether the Chairman should not also be an officer of the Corporation. Given the number of independent directors on the Board, the Board has determined that at this time it is not necessary to have an independent director act as Chairman. The combination of the position of Chairman of the Board and officer of the Corporation facilitates the Executive Chairman having a more detailed knowledge of the business and activities of the Corporation than would be possible with a non-executive Chairman and allows the Corporation to take better advantage of the Chairman’s experience and expertise related to capital markets.

The Board does not have a “lead director” and instead the independent directors each take leadership roles on various issues as the need arises.  The independent directors typically meet separately at the end of each full board meeting, with or without some members of management present, as they see fit.

Attendance at Meetings

During the ten month period ended December 31, 2012, the Board held 12 meetings. The Audit Committee,  Compensation Committee, Corporate Governance and Nominating Committee, Executive Committee and Health, Safety and Environmental Committee of the Board held 5, 2, 5, 3 and 0 meetings, respectively, during the same period. The following summarizes the attendance record for each of such meetings.

Name of Director	Board	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee(1)	Health, Safety and Environmental Committee
David D’Onofrio	11 of 12	5 of 5 (Chair)	-	-	-	-
W. Thomas Hodgson	12 of 12	-	2 of 2	-	3 of 3	-
John Kanellitsas	12 of 12	4 of 5	-	5 of 5	3 of 3 (Chair)	0 of 0 (Chair)
Constantine Karayannopoulos	9 of 12	-	-	4 of 5 (Chair)	3 of 3	-
Franco Mignacco	11 of 12	-	2 of 2	-	-	0 of 0
Waldo Perez	12 of 12	-	-	-	-	0 of 0
George Pirie	8 of 12	-	2 of 2 (Chair)	5 of 5	-	-
Douglas Reeson	12 of 12	5 of 5	-	-	-	-

Notes

(1)         In addition to 3 formal meetings, the Executive Committee has met for numerous working sessions.

Board Mandate

A copy of the Board’s mandate is attached as Schedule “A” to this Circular.

Board Committees

Audit Committee

The Board has an Audit Committee which is currently comprised of three directors, Messrs. D’Onofrio (Chair), Reeson, and Pirie, all of whom are considered “financially literate” (as such term is defined in NI 52-110) and “independent” (as such term is defined in NI 52-110 for Audit Committee purposes). Mr. Pirie replaced Mr. Kanellitsas upon Mr. Kanellitsas being appointed Interim Chief Executive Officer.

The Audit Committee has a written charter, a copy of which is set out in the Corporation’s annual information form dated March 28, 2013 which is available on SEDAR at www.sedar.com. Information relating to the Audit

Committee required to be provided under Form 52-110F1 is also included in the Corporation’s annual information form dated March 28, 2013.

Compensation Committee

The Board has a Compensation Committee which is currently comprised of three directors, Messrs. Pirie (Chair), Hodgson and Mignacco. Mr. Pirie (Chair) is considered “independent” for Compensation Committee purposes. Mr. Hodgson is not considered “independent” for Compensation Committee purposes due to his position as Executive Chairman of the Corporation.  Mr. Mignacco is not considered to be independent due to his position with Grupo Minero Los Boros S.A. and the Corporation’s contractual relationship with such entity.  The Board ensures an objective process for determining director and officer compensation through the leadership of the experienced independent Chair of the Compensation Committee and encouraging the participation of other independent members of the Board in compensation matters.

The Compensation Committee has a written charter. The Compensation Committee’s primary function is to assist the Board in fulfilling its responsibilities relating to: (i) the recruitment, compensation and performance evaluation of the CEO and other executive officers of the Corporation; and (ii) the development of the Corporation’s compensation structure for the CEO, other executive officers of the Corporation and non-management directors.

The responsibilities of the Compensation Committee include the following:

•                      reviewing the Corporation’s overall compensation philosophy;

•                      reviewing and approving corporate goals and objectives relevant to CEO compensation (taking into account both short-term and long-term compensation goals), evaluating the CEO’s performance in light of stated corporate goals and objectives and recommending to the Board the CEO’s compensation level based on this evaluation;

•                      reviewing and making recommendations to the Board regarding the position description for the CEO;

•                      making recommendations for approval by the Board with respect to succession planning for the CEO (including, when necessary, the appointment of a new CEO or the dismissal of the existing CEO);

•                      in consultation with the CEO, overseeing the evaluation of the Corporation’s executive officers and determining the compensation of executive officers other than the CEO;

•                      reviewing the adequacy, amount and form of compensation paid to each director (and considering whether such compensation realistically reflects the time commitment, responsibilities and risks of directors) and making recommendations to the Board thereon;

•                      making recommendations to the Board with respect to the adoption or amendment of incentive compensation plans; and

•                      making recommendations to the Board with respect to the adoption or amendment of equity-based compensation plans, including the designation of those who may participate in such plans and the issuance of options in accordance with such plans.

See also disclosure under the heading “Compensation Governance” above.

Executive Committee

In October 2012 the Corporation created an Executive Committee of its board of directors to oversee the process of soliciting financing proposals for the development of the Corporation’s Cauchari-Olaroz lithium project, and to manage discussions with current and prospective strategic partners.  The Executive Committee is comprised of John Kanellitsas (Chair), Constantine Karayannopoulos, and Tom Hodgson.  The Executive Committee is expected to remain in place until June 30, 2013.

Health, Safety and Environmental Committee

The Board has a Health, Safety and Environmental Committee which is currently comprised of three directors, Messrs. Kanellitsas (Chair), Perez and Mignacco. The Health, Safety and Environmental Committee has a written charter. The committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities for the Corporation’s establishment of health, safety and environmental policies for its mining operations and to review their appropriateness on an ongoing basis and to report to the board on a regular basis.

The responsibilities of the Health, Safety and Environmental Committee include the following:

•                  Promptly reviewing reports prepared by management with respect to any extraordinary event or condition involving significant environmental damage, significant risk to public health or safety, major public controversy, material liability, or potential therefore. Considering the recommendations of management in the reports, assess proposed action plans, report to the board and, where appropriate, make recommendations to the board.

•                  Reviewing programs to promote zero injuries amongst the workforce and monitoring their effectiveness.

•                  Reviewing programs to minimize or prevent the harmful effects of the Corporation’s operations on the environment.

•                  Reviewing management reports quarterly and annually which track performance and compliance with applicable laws providing for the protection of the environment, employees and the public, and the status of any investigations or legal proceedings, of a material nature.

•                  Reviewing annually, all reports prepared by management with respect to plans for the conduct of environmental performance assessments, including key issues to be addressed during the coming year.

Other Board Committees

The Board has a Corporate Governance and Nominating Committee.  See “Nomination of Directors” below.

Position Descriptions

The Board has developed a written position description for the Chair of the Board which defines the Chair’s responsibilities. Among other things, the Chair is required to provide leadership to the Board, ensure adequate and timely disclosure of information to the Board, act as liaison between the Board and the CEO and convene meetings of the Board and its committees. The Board has also developed a written position description for the Chairs of its committees.

The Board and CEO have also developed a written position description for the CEO, which includes delineating management’s responsibilities. The Board also approves the corporate goals and objectives that the CEO is responsible for meeting.

Orientation and Continuing Education

As part of their orientation, new directors are provided with both written information and presentations from the Board, management and external advisors regarding (i) the role of the Board (including its mandate), its committees (including their charters) and its directors (including position description to the extent applicable) and (ii) the nature and operation of the Corporation’s business.

The Board has not provided any significant continuing education for its directors. The Board plans to provide further continuing education, as appropriate, to ensure that its directors maintain the skill and knowledge necessary to meet their obligations as directors. Initially, this has involved management and external advisor presentations to the Board on the Corporation’s industry generally and on the Corporation’s business and affairs specifically.

Ethical Business Conduct

The Board has adopted a written code of business conduct and ethics (the “Code”) for the directors, officers, employees and consultants of the Corporation. A copy of the Code is available on SEDAR at www.sedar.com. In terms of the Board monitoring compliance with the Code, those to whom it applies are required to report any actual or potential violation of the Code or of any law or regulation and to cooperate with any investigation by the Corporation. The Board has also adopted a whistleblower policy which requires every employee to report any evidence of activity by any officer, director, employee or consultant, that among other things, constitutes unethical business conduct in violation of any Corporation policy, such as the Code.

In addition, under the Business Corporations Act (Ontario), the directors and officers of the Corporation are required, in exercising their powers and discharging their duties to the Corporation, to act honestly and in good faith with a view to the best interests of the Corporation. A director or officer of the Corporation who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation or who is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation is required to disclose the nature and extent of his interest to the Corporation. If such a conflict of interest is disclosed by a director, such director shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction, except in very limited circumstances.

Nomination of Directors

The Board has a Corporate Governance and Nominating Committee, comprised of Messrs. Karayannopoulos (Chair), Kanellitsas and Pirie. Each of Messrs. Karayannopoulos and Pirie are considered “independent” for Corporate Governance and Nominating Committee purposes. Mr. Kanellitsas is not considered “independent” due to his position as Interim President and Chief Executive Officer of the Corporation.  The Board has and will continue to encourage an objective nomination process by permitting that all Board members have the opportunity to submit names for consideration. The responsibilities of the Corporate Governance and Nominating Committee involve generally, among other things, identifying new candidates for Board nomination and considering: (a) the competencies and skills that the Board considers to be necessary for the entire Board to possess; (b) the competencies and skills that the Board considers each existing director to possess; (c) the competencies and skills each potential nominee will bring to the Board; and (d) whether or not each potential nominee can devote sufficient time and resources to his duties as a Board member.

Compensation Process

As discussed above, the Board has a Compensation Committee, however, the Compensation Committee is not composed entirely of independent directors within the meaning of NI 52-110.  The responsibilities, powers and operation of the Compensation Committee generally are summarized above under “Compensation Committee”.

For information regarding the process by which the Board determines the compensation for the Corporation’s executive officers, please see “Statement of Executive Compensation — Compensation Discussion and Analysis”. For information regarding the process by which the Board determines the compensation for the Corporation’s directors, please see “Statement of Executive Compensation — Director Compensation”.

Assessments

The Corporate Governance and Nominating Committee is responsible for conducting an annual review and assessment of the Board’s performance and effectiveness, as well as the effectiveness and contribution of each Board committee and each individual director. Such an assessment considers: (i) in the case of the Board or a Board committee, compliance with its respective mandate or charter; and (ii) in the case of an individual director, the applicable position description(s), as well as the competencies and skills each individual director is expected to bring to the Board. The current annual review and assessment process includes the completion of annual assessment questionnaires by each director assessing the performance of the Board, each Board committee, and each individual director.  The Chair of the Corporate Governance and Nominating Committee meets with the Executive Chairman to provide feedback on the annual assessment and the Executive Chairman reports to the Board the results of the annual assessment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

The Business Corporations Act (Ontario), which governs the Corporation, provides that shareholder proposals must be submitted to the Corporation at least 60 days before the anniversary date of the Meeting to be considered for inclusion in the management information circular and the form of proxy for the 2014 annual meeting of shareholders.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information is provided in the Corporation’s audited annual financial statements and management’s discussion and analysis as at and for the ten month period ended December 31, 2012.

In addition, copies of the Corporation’s audited annual financial statements and management’s discussion and analysis as at and for the ten month period ended December 31, 2012 may be obtained upon request to the Corporate Secretary of the Corporation. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

DIRECTORS’ APPROVAL

The directors of the Corporation have approved the contents and the sending of this Circular.

DATED as of May24, 2013.

ON BEHALF OF THE BOARD OF DIRECTORS

“W. Thomas Hodgson”

Executive Chairman

SCHEDULE “A”

BOARD MANDATE

I.                                        MANDATE

The board of directors (the “Board”) of Lithium Americas Corp. (the “Company”) is responsible for the stewardship of the Company and discharges such responsibility by supervising the management of the business and affairs of the Company, with a view to preserving and enhancing shareholder value.

II.                                   EXPECTATIONS AND RESPONSIBILITIES OF DIRECTORS

The Board expects that each director will, among other things:

1.                                      act honestly, in good faith with a view to the best interests of the Company;

2.                                      exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

3.                                      commit the time and energy necessary to properly carry out his or her duties;

4.                                      attend all Board and committee meetings, as applicable; and

5.                                      review in advance all meeting materials and otherwise adequately prepare for all Board and committee meetings, as applicable.

III.                              AUTHORITY

The Board has the authority to delegate to individual members or committees of the Board where appropriate.

The Board shall have complete access to appropriate Company personnel in order to secure all information necessary to fulfill its duties.

IV.                               COMPOSITION

To the extent feasible, the Board shall be composed of a majority of “independent” directors as such term is defined under the Canadian Securities Administrators’ National Policy 52-110.

The Board shall appoint one director to act as a Chair of the Board. Where the Chair is not independent, an independent director may be appointed as “lead director”, to act as the effective leader of the Board and ensure that the Board’s agenda will enable it to successfully carry out its duties. If in any year the Board does not appoint a Chair or lead director, if applicable, the incumbent Chair and lead director, if applicable, will continue in office until a successor is appointed. If the Chair or lead director, if applicable, is absent from any meeting, the Board shall select one of the other directors present to preside at that meeting.

V.                                    MEETINGS

The Board shall meet at least four times per year, including at least once in each quarter to carry out its responsibilities under this Mandate, including a review of the business operations and financial results of the Company, and as many additional times as the Board deems necessary to carry out its duties. The Chair or lead director, if applicable, shall develop and set the Board’s agenda, in consultation with other members of the Board and senior management.

Notice of the time and place of every meeting shall be given in writing to each director, at least 48 hours prior to the time fixed for such meeting, unless notice is waived.

A majority of the Board shall constitute a quorum. No business may be transacted by the Board except at a meeting of its members at which a quorum of the Board is present in person or by means of such telephonic, electronic or other communications facilities as to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

The Board may invite such officers and employees of the Company and advisors as it sees fit from time to time to attend meetings of the Board.

The Board shall meet without management present whenever the Board deems it appropriate.

The Board shall appoint a Secretary who need not be a director or officer of the Company. Minutes of the meetings of the Board shall be recorded and maintained by the Secretary and shall be subsequently presented to the Board for review and approval.

VI.                               BOARD AND MANDATE REVIEW

The Board may conduct an annual review and assessment of its performance and effectiveness, as well as the effectiveness and contribution of each Board committee and each individual director, in such manner as it deems appropriate. Such an assessment will consider: (i) in the case of the Board or a Board committee, compliance with its respective mandate or charter; and (ii) in the case of an individual director, the applicable position description(s), as well as the competencies and skills each individual director is expected to bring to the Board.

The Board may also review and assess the adequacy of this mandate on an annual basis, taking into account all legislative and regulatory requirements applicable to the Board, and may also consider requirements and guidelines established by other sources including Canadian securities regulatory authorities and stock exchanges.

VII.                          DUTIES AND RESPONSIBILITIES

The Board is responsible for:

1.                                      designating the officers of the Company, appointing such officers, specifying their duties and delegating to them the power to manage the day-to-day business and affairs of the Company;

2.                                      in consultation with the Compensation Committee, reviewing the officers’ performance and effectiveness;

3.                                      in consultation with the Compensation Committee, determining the compensation of the CEO;

4.                                      acting in a supervisory role, such that any duties and powers not delegated to the officers of the Company remain with the Board and its committees;

5.                                      to the extent feasible, satisfying itself as to the integrity of the CEO and other senior officers and that the CEO and other senior officers create a culture of integrity throughout the Company;

6.                                      adopting and approving a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Company’s business;

7.                                      identifying the principal risks of the Company’s business, and ensuring the implementation of appropriate systems to manage these risks;

8.                                      supervising and assessing the performance and effectiveness of management of the Company on an ongoing basis;

9.                                      succession planning, including appointing, training and monitoring senior management;

10.                               with the assistance of the Audit Committee, ensuring the integrity of the Company’s internal control and management information systems;

11.                               developing the Company’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Company;

12.                               establishing procedures to ensure that the Company, through management, provides timely information to current and potential security holders and responds to their inquiries;

13.                               developing clear positions descriptions for directors, including the Chair and each Board committee chair; and

14.                               in conjunction with the CEO, developing a clear position description for the CEO, which includes delineating management’s responsibilities and developing or approving the corporate goals and objectives the CEO is responsible for meeting.

VIII.                     COMMITTEES OF THE BOARD

To assist it in discharging its responsibilities, the Board has established four standing committees of the Board: the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Health, Safety and Environmental Committee. The Audit Committee shall be comprised of that number of “independent” directors as required under applicable legislation. The Board may establish other standing committees from time to time.

Each committee shall have a written charter that clearly establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure and operations (including any authority to delegate to individual members and subcommittees), and manner of reporting to the Board. Each charter shall be reviewed by the Board (or a committee thereof) on at least an annual basis.

The Board is responsible for appointing directors to each of its committees in accordance with the charter for each committee.

IX.                              NOMINATION OF DIRECTORS

The Board is responsible for nominating or appointing individuals as directors. Prior to nominating or appointing individuals as directors, the Board shall:

1.                                      consider what competencies and skills the Board, as a whole, should possess;

2.                                      assess what competencies and skills each existing director possesses (including the personality and other qualities of each director);

3.                                      review the qualifications of candidates suggested by members of the Board, shareholders, management and others and assess what competencies and skills each new nominee will bring to the boardroom; and

4.                                      consider the appropriate size of the Board, with a view to facilitating effective decision-making.

X.                                   ORIENTATION AND CONTINUING EDUCATION

The Board is responsible for ensuring that all new directors receive a comprehensive orientation enabling them to fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make, and the nature and operation of the Company’s business.

The Board shall provide continuing education opportunities for all directors, so individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Company’s business remains current.

XI.                              CODE OF BUSINESS CONDUCT AND ETHICS

The Board is responsible for adopting and maintaining a written code of business conduct and ethics (the “Code”) applicable to all directors, officers and employees of the Company and its subsidiaries. The Code shall constitute written standards that are reasonably designed to:

1.                                      promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.                                      promote avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3.                                      promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory offices and in other public communications made by the Company;

4.                                      promote compliance with applicable governmental laws, rules and regulations;

5.                                      promote the prompt internal reporting to an appropriate person of violations of the Code;

6.                                      promote accountability for adherence to the Code;

7.                                      provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

8.                                      provide mechanisms to report unethical conduct; and

9.                                      help foster the Company’s longstanding culture of honesty and accountability.

The Board is responsible for monitoring compliance with the Code. Any waivers from the Code shall be granted by the Board only.

XII.                         COMPENSATION MATTERS

The Board is responsible for overseeing compensation matters (including compensation of officers and other senior management personnel and approving the Company’s annual compensation budget) and to assist it with these responsibilities, the Board has established the Compensation Committee. More specifically, the Board is responsible for approving:

1.                                      the CEO’s compensation level, after consideration of the evaluation conducted by and the recommendations of the Compensation Committee; and

2.                                      director compensation, incentive-compensation plans and equity-based plans, after consideration of the recommendations of the Compensation Committee.